As filed with the Securities and Exchange Commission on February 11, 2025

Registration No. 333-280009

Registration No. 333-272996

Registration No. 333-265865

Registration No. 333-258677

Registration No. 333-239785

Registration No. 333-233131

Registration No. 333-219613

Registration No. 333-200701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-280009

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-272996

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-265865

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258677

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-239785

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-233131

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219613

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-200701

UNDER

THE SECURITIES ACT OF 1933

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0198082 (I.R.S. Employer Identification No.)

5 Radnor Corporate Center, Suite 500
100 Matsonford Road

Radnor, PA 19087

(484) 801-4670

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marinus Pharmaceuticals, Inc. 2024 Equity Incentive Plan

Marinus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended

Individual Nonqualified Stock Option Awards (Inducement Grants)

Individual Restricted Stock Units (Inducement Grants)

(Full titles of the plans)

Nina Fleck

General Counsel & Compliance Officer

Immedica Pharma AB

Solnavägen 3H

113 63 Stockholm, Sweden

+46 (0) 8 533 39 500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wim De Vlieger

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

+1 (415) 393-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Marinus Pharmaceuticals, Inc. (the “Company”) deregisters all securities that remain unsold under the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-280009, registering (a) 2,183,125 shares of Common Stock of the Company issuable under the Marinus Pharmaceuticals, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”), (b) 12,314,265 shares of Common Stock of the Company issuable under the Marinus Pharmaceuticals, Inc. 2024 Equity Incentive Plan and (c) 384,010 shares of Common Stock of the Company issuable upon exercise of individual nonqualified stock option awards and upon vesting and settlement of restricted stock units;

●	Registration Statement No. 333-272996, registering (a) 2,020,111 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan and (b) 728,799 shares of Common Stock of the Company issuable upon exercise of individual nonqualified stock option awards and upon vesting and settlement of restricted stock units;

●	Registration Statement No. 333-265865, registering (a) 1,508,210 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan and (b) 625,657 shares of Common Stock of the Company issuable upon exercise of individual nonqualified stock option awards and upon vesting and settlement of restricted stock units;

●	Registration Statement No. 333-258677, registering (a) 1,501,455 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan and (b) 1,011,671 shares of Common Stock of the Company issuable upon exercise of individual nonqualified stock option awards;

●	Registration Statement No. 333-239785, registering (a) 6,418,845 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan and (b) 1,203,000 shares of Common Stock of the Company issuable upon exercise of individual nonqualified stock option awards;

●	Registration Statement No. 333-233131, registering (a) 3,422,836 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan and (b) 607,000 shares of Common Stock of the Company issuable upon exercise of individual nonqualified stock option awards;

●	Registration Statement No. 333-219613, registering 3,458,164 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan; and

●	Registration Statement No. 333-200701, registering 700,000 shares of Common Stock of the Company issuable under the 2014 Equity Incentive Plan.

On December 29, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Immedica Pharma AB, a Swedish corporation (“Parent”), and Matador Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”). On February 11, 2025, pursuant to the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of Parent.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2024.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Radnor, Commonwealth of Pennsylvania, on February 11, 2025.

Marinus Pharmaceuticals, Inc.

By:	/s/ Anders Edvell
Name:	Anders Edvell
Title:	Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.